AMENDMENT TO

SUB-DISTRIBUTION AGREEMENT

THIS AMENDMENT is entered into as of April 1, 2018 by and between AMG Distributors, Inc. (“AMGD”), a Delaware corporation, and Pantheon Securities, LLC (“Pantheon”), a Delaware limited liability company.

WHEREAS, AMGD and Pantheon entered into a Sub-Distribution Agreement effective as of April 1, 2018 relating to AMG Pantheon Fund LLC (the “Agreement”); and

WHEREAS, AMGD and Pantheon desire to amend the Agreement.

NOW, THEREFORE, in consideration of the mutual promises and intending to be legally bound, the parties hereby agree as follows:

1.	A new section 2(a)(iii) shall be added immediately following Section 2(a)(ii) of the Agreement as follows:

“(iii) If and to the extent that, after compensating Financial Intermediaries for their services related to the sales of the Fund, AMGD retains any Distribution and/or Service Fees (as such term is defined in the Distribution Agreement) (the “Excess”), AMGD shall remit the Excess to Pantheon quarterly.”

2.	Terms defined in the Agreement and not otherwise defined herein shall retain their meanings as defined in the Agreement.

3.	All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date listed above.

PANTHEON SECURITIES, LLC		AMG DISTRIBUTORS, INC.

By:	/s/ Kevin Albert	By:	/s/ Keitha L. Kinne
Name:	Kevin Albert	Name:	Keitha L. Kinne
Title:	President and CEO	Title:	President